Exhibit 99(i)

EDITED VERSION OF REMARKS DELIVERED BY

WILLIAM A. OSBORN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND

FREDERICK H. WADDELL, PRESIDENT AND CHIEF OPERATING OFFICER,

AT THE ANNUAL MEETING OF STOCKHOLDERS

OF NORTHERN TRUST CORPORATION

HELD APRIL 17, 2007

MR. WILLIAM A. OSBORN:

OVERVIEW

While the votes are being counted, I’d like to give you a brief report on Northern Trust’s progress last year and in the first quarter of 2007. Rick Waddell will then review our businesses and some of our plans going forward.

FULL YEAR 2006 FINANCIAL OVERVIEW

Northern Trust reported excellent financial results in 2006. Net income was up 14% to a record $665 million. Earnings per share were also up 14% to $3.00 per share.

For the year, we achieved positive operating leverage, with revenue growth of 14% exceeding expense growth of 13%. Northern Trust has achieved positive or neutral operating leverage in 16 of the last 19 years – a commendable record achieved through a variety of economic, market and interest rate cycles.

We also successfully gathered client assets during 2006. Assets under custody reached $3.5 trillion at year-end, an increase of 21% versus 2005. Global custody assets, an important and growing sub-component of assets under custody, were up 36% to $1.7 trillion, reflecting our excellent performance in the international arena.

The assets that we manage for our clients also reached record levels in 2006. We ended the year with $697 billion in assets under management, an increase of 13% compared with 2005.

FULL YEAR 2006 FINANCIAL REVIEW

In 2006, we reported record revenues of $3.1 billion and record net income of $665 million. Importantly, we have a long and successful track record of steady and strong growth in both revenues and net income. Our compound annual growth rate in both revenues and net income equaled a respectable 10% over the last decade.

A significant driver of our long term growth in both revenues and net income is our ability to aggregate client assets at a rapid pace. Total assets under custody have increased over the last decade at a compound annual growth rate of 16%, more than double the lift provided by market performance during that period of time, as reflected in 7% growth in the S&P 500 over the decade. Likewise, our total assets under management have grown at a compound annual growth rate of 18% over the same time period.

As I mentioned earlier, our international activities continue to provide significant momentum. Global custody assets, an important and high growth sub-segment of assets under custody, equaled $1.7 trillion at year-end, representing 48% of total assets under custody. Over the last ten years, global custody assets have grown at a 32% rate annually, signifying our success in serving institutional clients around the globe.

Our percentage of global custody assets to total custody assets is the highest among our trust bank peers, reflecting our strength in successfully winning global mandates around the world.

The level of contribution we’re achieving from our international activities also continues to grow, with 35% of net income in 2006 coming from our international businesses. One-quarter of our employee base is outside the United States.

FIRST QUARTER 2007 REVIEW

Earlier this morning, we released our earnings report for the first quarter of 2007. The outstanding financial performance achieved in 2006 continues into 2007. Net income equaled $187 million, increasing 15% versus last year’s first quarter. Earnings per share were 84 cents, an increase of 14% versus last year. We recorded $824 million in revenues during the first quarter of 2007, our first quarterly performance greater than $800 million.

Asset growth continued at a strong pace as well, with assets under custody increasing 20% to $3.8 trillion and assets under management increasing 16% to $756 billion. Of particular note is the continued growth in our international business, as characterized by the 30% year-over-year growth in our global custody assets.

STOCK PERFORMANCE

Northern Trust’s common stock price increased 17% during 2006 and ended the year at $60.69 per share. Equally important, our longer term stock price performance has been strong. The 10-year compound annual growth rate for our stock over the last decade equaled 13%, well ahead of the performance of the S&P 500 index, which grew 7%, and the Keefe, Bruyette & Woods 50 Bank Index, which increased 8% over the same 10-year period.

Let me now hand the podium over to our President and Chief Operating Officer, Rick Waddell, who will provide you with a strategic overview of the businesses and positioning of Northern Trust.

MR. FREDERICK H. WADDELL:

BUSINESS OVERVIEW

My goal is to discuss with you the unique positioning of Northern Trust in the financial services landscape.

Northern Trust is a leading provider of global financial solutions in the investment management, asset administration, fiduciary and banking sectors. We serve clients through two highly targeted distribution channels, Personal Financial Services for private clients and Corporate & Institutional Services for institutional clients.

These two client distribution channels are – in turn – supported by our asset management arm, Northern Trust Global Investments, and our integrated operations and technology unit, Worldwide Operations and Technology. This is a critical differentiator, because our two client-focused businesses are supported by common technology, common operations and common investment management platforms.

Another important differentiator is our focus on administering and managing assets in these two client segments. Put another way, there are a wide array of businesses and product lines in which we do not have a presence or do not represent our core business strategies, including consumer finance, investment banking, venture capital and the credit card arena, to name just a few.

BUSINESS OVERVIEW – PERSONAL FINANCIAL SERVICES

Personal Financial Services is the 118-year heritage of Northern Trust, dating back to our founding in 1889. We are an industry leader in private banking, personal trust and asset management.

Our office network is unmatched in the industry. Since 1990, we have added 49 private client offices to our national network, which now stands at 84 offices in 18 states. We are in close proximity to over 50% of U.S. millionaire households and have offices in 16 of the 20 metropolitan areas in the United States with the greatest number of millionaires. We are researching and pursuing opportunities in several markets where we do not yet have a presence, including Washington, D.C. and Philadelphia.

Northern Trust also is in the enviable position of selling into a rapidly growing market. The growth rates of the millionaire, deca-millionaire, and top tier ultra-wealthy households exceed by a large margin the projected 1.4% growth rate of U.S. households over the next 5 years. In Personal Financial Services, Northern Trust is an industry leader, and we are well positioned to serve a targeted, high growth market.

BUSINESS OVERVIEW – CORPORATE AND INSTITUTIONAL SERVICES

In Corporate and Institutional Services, we serve some of the largest asset pools in the world. We gather assets through the provision of global processing services. We then build on this foundation by adding an array of value-added and profitable asset management, information and risk management services. It is this blend of services – custody plus value-added – that fuels the profitability and growth of C&IS.

Northern Trust’s institutional business is a global one. We are strategically located to take advantage of significant growth opportunities in many regions and market segments around the world. Just a decade ago, our office presence outside of North America was limited to the United Kingdom, Hong Kong and Singapore. Today, we serve clients in 41 countries from 15 locations and have settlement capabilities for our clients in over 90 markets worldwide.

BUSINESS OVERVIEW – NORTHERN TRUST GLOBAL INVESTMENTS

Let me now turn to Northern Trust Global Investments, our asset management unit.

At the end of first quarter 2007, we managed $756 billion in client assets. As Bill Osborn mentioned earlier, we’ve seen excellent growth in assets under management over the years, achieving a compound annual growth rate over the last decade of 18%.

Our asset management business is nicely diversified, reflecting the investment needs of our targeted private and institutional clients. We manage equity, fixed income and short duration assets for clients. We also can break down assets managed by client type, again reflecting the success we have had in our private and institutional client segments. And finally, we manage across investment styles, including a broad array of active, quantitative and manager of manager solutions.

This is a client-focused business, providing investment solutions to our private clients in Personal Financial Services and our institutional clients in Corporate and Institutional Services.

BUSINESS OVERVIEW – AWARDS AND ACCOLADES

In 2006, Northern Trust received a number of awards and accolades in the financial services segments in which we compete. These awards are a tribute to the hard work, dedication and expertise of Northern Trust professionals around the world, and to the positive relationships we have with our clients.

In Personal Financial Services, Euromoney magazine named Northern Trust the “best private bank in the United States.”

In Corporate and Institutional Services, Global Investor magazine named us “Best Sole Custodian” and “Best Global Custodian in Asia,” and International Custody and Fund Administration magazine named us “European Pension Fund Custodian of the Year.”

And in Northern Trust Global Investments, we won several prestigious awards in the securities lending business.

These are but a few of the accolades that we received over the course of the past year.

BUSINESS OVERVIEW – 2006 ACCOMPLISHMENTS

2006 was a year of many significant accomplishments for Northern Trust.

We completed the migration of Insight Investment Management’s investment operations to the Northern Trust platform, representing over 600 portfolios and $190 billion in Insight assets under management. We also completed the integration of the Financial Services Group acquisition and enhanced Northern Trust’s capabilities in providing hedge fund, private equity and property administration to fund manager clients.

In Personal Financial Services, we have developed of a full range of open architecture investment solutions for private clients across all levels of the wealth spectrum.

In Corporate and Institutional Services, we received the “Best Operations Innovation” award for our cross-border pooling product and filed for a patent on this industry-leading capability. Pooling assets grew to approximately $35 billion as of year end and represent a significant future growth opportunity.

In Northern Trust Global Investments, we launched six new mutual funds, generating over $1.8 billion in net new assets under management.

In Worldwide Operations and Technology, we continued investment in our global operating model, through further development of our operations facility in Bangalore, India, and the start-up of a new operations center in Limerick, Ireland.

Most importantly, we achieved continued success in the marketplace, winning new clients around the world, including the Delaware Public Employees’ Retirement System, China’s National Social Security Fund, the Abu Dhabi Retirement Pensions fund, and the New Zealand Superannuation Fund, among many others.

BUSINESS OVERVIEW – POSITIONING FOR GROWTH

Let me conclude by saying we are optimistic about the future, particularly given our strong competitive positioning in the markets in which we compete. We have a number of growth initiatives underway across our businesses.

In Personal Financial Services, we will continue to leverage our heritage as a client-centric provider of financial services, allowing for further growth through the cross-marketing of additional services to our clients. Our work in delivering comprehensive investment solutions to our clients is never done and we will continue in 2007 to listen to our clients’ needs and offer them innovative and customized solutions to meet those needs. And finally, the geographic span of our office network positions us very well to capture opportunities, while at the same time strategically considering new locations for expansion and growth.

In Corporate and Institutional Services, our geographic reach is extensive and has led to significant growth in our international activities over the years. We will continue to extend our geographic reach into new markets in 2007 and beyond. Listening to our clients and offering innovative solutions is a hallmark of Northern Trust and we will continue this focus now and in the future. And, we will continue to identify opportunities to extend our existing institutional product capabilities into new market segments.

In Northern Trust Global Investments, our growth will be around offering comprehensive investment solutions to our clients – whether active, passive or manager of managers. And, we will continue to expand our global distribution of investment products, while capitalizing on our culture of client intimacy.

The leadership team at Northern Trust is very excited about the future and the many growth opportunities that we are capitalizing on. Thank you for your interest in Northern Trust, and I look forward to updating you on our progress in the future.

MR. WILLIAM A. OSBORN:

CLOSING

I’d now be happy to answer any questions you may have.

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Mr. Osborn’s and Mr. Waddell’s above remarks may be deemed to include forward-looking statements such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. These statements speak of Northern Trust’s plans, goals, targets, strategies, beliefs, and expectations, and refer to estimates or use similar terms. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Our 2006 financial annual report and periodic reports to the SEC contain information about specific factors that could cause actual results to differ, and you are urged to read them.